UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 30, 2016

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

First Amendment to Credit Agreement

As previously disclosed by ON Semiconductor Corporation (the “Company”) on its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2016, on April 15, 2016, among other things, the Company entered into (1) (a) a $600 million senior revolving credit facility (the “Revolving Credit Facility”) and (b) a $2.2 billion term loan “B” facility (the “Term Loan “B” Facility”), the terms of which are set forth in a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, the several lenders party thereto, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent (the “Agent”), Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., HSBC Securities (USA) Inc. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners (the “Lead Arrangers”), Barclays Bank PLC, Compass Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Morgan Stanley Senior Funding, Inc., BOKF, NA and KBC Bank N.V., as co-managers, and HSBC Bank USA, N.A. and Sumitomo Mitsui Banking Corporation, as co-documentation agents, and (2) a Guarantee and Collateral Agreement (the “Guarantee and Collateral Agreement”) with certain of its domestic subsidiaries (the “Guarantors”), pursuant to which the Credit Agreement was guaranteed by the Guarantors and secured by a pledge of substantially all of the assets of the Guarantors, including a pledge of the equity interests in certain of the Company’s domestic and first-tier foreign subsidiaries, subject to customary exceptions.

On September 30, 2016, the Company, the Guarantors, the several lenders party thereto and the Agent entered into the First Amendment to the Credit Agreement (the “First Amendment”) pursuant to which certain amendments were made to the Credit Agreement and the Guarantee and Collateral Agreement, including the following:

(a) the Term Loan “B” Facility was increased to $2.4 billion;

(b) certain restructuring transactions and intercompany intellectual property transfers were permitted under the terms of the Credit Agreement in order to achieve efficient integration of the Company, its subsidiaries and acquired entities; and

(c) certain changes were made to the provisions in each of the Credit Agreement and the Guarantee and Collateral Agreement regarding hedge agreements to allow the Company and each of the Guarantors to enter into hedge arrangements that shall be deemed to be “obligations” for purposes of the Credit Agreement which may be secured by the collateral granted pursuant to the Guarantee and Collateral Agreement.

Borrowings under the Credit Agreement, as amended by the First Amendment (the “Amended Credit Agreement”), may be incurred in U.S. Dollars, Euros, Pounds Sterling, Japanese Yen or any other currency approved by the Agent and the lenders, subject to certain qualifications described in the Amended Credit Agreement. Regardless of currency, all borrowings under the Amended Credit Agreement, may, at the Company’s option, be incurred as either eurocurrency loans (“Eurocurrency Loans”) or alternate base rate loans (“ABR Loans”).

Pursuant to the Amended Credit Agreement, for any interest period ending after the date of the First Amendment, Eurocurrency Loans will accrue interest at (i) a base rate per annum equal to the Adjusted LIBO Rate (as defined below) plus (ii) an applicable margin equal to (x) 2.75% with respect to borrowings under the Revolving Credit Facility (with step-downs as further described below) or (y) 3.25% with respect to borrowings under the Term Loan “B” Facility.

Pursuant to the Amended Credit Agreement, ABR Loans will accrue interest at (i) a base rate per annum equal to the highest of (x) the Federal funds rate plus 0.5%, (y) the prime commercial lending rate announced by Deutsche Bank AG, New York Branch from time to time as its prime lending rate and (z) the Adjusted LIBO Rate for a one month interest period (or if such day is not a business day, the immediately preceding business day) (determined after giving effect to any applicable “floor”) plus 1.00%; provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate (as defined below), subject to the interest rate floors set forth in the Credit Agreement, as amended by the First Amendment, plus (ii) an applicable margin equal to (x) 3.00% with respect to borrowings under the Revolving Credit Facility or (y) 3.50% with respect to borrowings under the Term Loan “B” Facility.

After the completion of the Company’s first full fiscal quarter occurring six months after the closing date of the Company’s acquisition of Fairchild Semiconductor International, Inc. on September 19, 2016, the applicable margin for borrowings under the Revolving Credit Facility may be decreased if the Company’s consolidated net leverage ratio decreases.

“LIBO Rate” means a base rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration for such currency for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by Deutsche Bank AG, New York Branch from time to time in its reasonable discretion at approximately 11:00 a.m., London time, on the quotation day for such currency and interest period (in each case, the “LIBOR Screen Rate”); provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such interest period, then the LIBO Rate for such interest period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum determined by Deutsche Bank AG, New York Branch (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than such interest period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds such interest period, in each case, at such time.

“Adjusted LIBO Rate” means (x) the LIBO Rate for such interest period multiplied by (y) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System of the United States, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System of the United States.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the First Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated September 30, 2016, among ON Semiconductor Corporation, as borrower, certain subsidiaries thereof, as guarantors, the several lenders party thereto, and Deutsche Bank AG, New York Branch, as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: September 30, 2016	By:	/s/ Bernard Gutmann
Bernard Gutmann
Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated September 30, 2016, among ON Semiconductor Corporation, as borrower, certain subsidiaries thereof, as guarantors, the several lenders party thereto, and Deutsche Bank AG, New York Branch, as administrative agent and collateral agent.